ARROWSTREET CAPITAL, LIMITED PARTNERSHIP

CODE OF ETHICS

December 22, 2010

Table of Contents

1.	General Principles	- 1 -
2.	Who is covered by this Code of Ethics	- 1 -
3.	Administration and Interpretation of this Code	- 2 -
4.	Restrictions on Disclosure of Non-Public Information	- 2 -
5.	Compliance with Laws and Regulations	- 2 -
6.	Additional Fiduciary Obligations	- 4 -
7.	Gifts	- 6 -
8.	Outside Business Activities	- 7 -
9.	Personal Securities Trading by Access Persons	- 7 -
10.	Annual Acknowledgement	- 11 -
11.	Duty to Report Violations	- 11 -
12.	Accountability for Violations of this Code	- 11 -
13.	Record Keeping	- 11 -
14.	Review by Board of Directors of Arrowstreet	- 12 -
15.	Reports to Mutual Funds Boards	- 12 -
16.	Confidentiality	- 12 -

Appendices

Appendix A	Disclosure of Outside Business Activities
Appendix B	Annual Acknowledgement
Appendix C	Pre Clearance Form
Appendix D	Quarterly Report of Transactions
Appendix E	Quarterly Report of Transactions (Outside Directors Only)
Appendix F	Initial and Annual Report of Securities Holdings

-i-

Arrowstreet Capital, Limited Partnership

Code of Ethics

1.	General Principles

Arrowstreet Capital, Limited Partnership’s (“Arrowstreet”) position as a fiduciary to its clients imposes fundamental standards of conduct on Arrowstreet and its personnel. Each partner and employee must at all times act in good faith in accordance with the law and place client interests first, avoiding actual and apparent conflicts of interest between personal and client matters. Arrowstreet seeks to foster a reputation of integrity and professionalism. The confidence and trust placed in Arrowstreet by clients must be valued and protected by each partner and employee. This Code of Ethics (the “Code”) establishes requirements for personal activities and the protection of client information that are intended to ensure compliance with these standards.

In addition, the Investment Advisers Act, the Investment Company Act, SEC Rule 17j-1, and other SEC rules impose requirements intended to prevent Arrowstreet personnel from taking unfair advantage of clients and other market participants. This Code incorporates these legal requirements, so that any violation of these rules would also result in the violation of the Code.

2.	Who is Covered by this Code of Ethics?

This Code generally applies to (i) all officers, directors, employees, partners and members of Arrowstreet and its affiliates (to the extent this Code does not conflict with any such affiliate’s existing compliance program); (ii) any other person that provides investment advice on behalf of Arrowstreet and is subject to Arrowstreet’s supervision and control; and (iii) Designated Consultants. A “Designated Consultant” refers to any individual consultant engaged by Arrowstreet (or an affiliate of Arrowstreet) subject to this Code by determination of the Compliance Officer. In making such determination, the Compliance Officer shall take into consideration the relevant facts and circumstances of the particular consulting engagement, including (i) the duration of consulting services and term of consulting contract, (ii) the services actually performed by consultant, (iii) consultant’s continued access to proprietary, confidential or sensitive information and data of the firm and its clients, including trade data, (iv) the terms of any other agreements between the firm and the consultant, and (v) consultant’s continued access to the firm’s trading systems.

Section 9, entitled “Personal Securities Trading by Access Persons” applies only to Access Persons, provided that if any independent (i.e. otherwise non-Access Person) director of Arrowstreet or its parent entities in fact requests, obtains or possesses information regarding the purchase or sale of securities by clients (including funds), investment recommendations, or the portfolio holdings of clients, then such person shall notify the Compliance Officer and shall be treated as an Access person for such period as the Compliance Officer determines (not shorter than the end of the quarter in which such information is first obtained or possessed by such independent director).

Access Persons are partners of Arrowstreet and any other person who, in connection with his or her regular functions or duties, makes, participates in, or has access to information regarding the purchase or sale of securities by clients (including funds), investment recommendations, or the portfolio holdings of clients, except that unless otherwise expressly provided herein or determined by the Compliance Officer, an independent (i.e. otherwise non-Access Person) director of Arrowstreet or its parent entities shall not be deemed to be an Access Person by virtue of such person’s status as a director. The Compliance Officer will notify those who are considered Access Persons (and, if applicable, for what period they are considered Access Persons).

The restrictions on insider trading, conflicts of interest and the receipt of Gifts or other improper benefits also apply to family members, dependents and affiliated persons and each Access Person is responsible for their conduct.

3.	Administration and Interpretation of this Code

The Code is administered by Arrowstreet’s Compliance Officer. The Compliance Officer is responsible for providing pre-clearance for personal securities transactions, providing other approvals and interpretations under this Code, and obtaining acknowledgments of compliance with this Code. In the absence of the Compliance Officer (or with respect to her transactions), the Compliance Manager or the President of Arrowstreet will perform those functions.

Any provision of this Code that is not required by law may be waived by the Compliance Officer if such waiver is consistent with the intent of this Code.

Because a written code cannot answer all questions raised in the context of business relationships, each person must take responsibility for recognizing and responding appropriately to specific situations as they arise. If a person has any question about the requirements of this Code or the appropriateness of a relationship or action, they should consult the Compliance Officer.

4.	Restrictions on Disclosure of Non-Public Information

4.1	Within Arrowstreet

Information about securities recommendations for clients should not be shared with outside parties unless such information is sufficiently stale or expressly authorized by the client.

4.2	Outside Arrowstreet

Arrowstreet personnel must not disclose any non-public information of any sort relating to Arrowstreet or its clients, or the securities transactions or holdings of any of them, to any person outside Arrowstreet other than to service providers who need such information to perform their responsibilities or unless such disclosure is properly authorized by a responsible Arrowstreet officer. Disclosure of nonpublic information about portfolio companies and other issuers may also be restricted as described in the section on “Insider Trading” below.

5.	Compliance with Laws and Regulations

5.1	General

All personnel must comply with, and must endeavor to ensure that Arrowstreet complies with, all applicable laws and regulations. These may include, among others:

(a)	The Investment Advisers Act (relating to the overall investment advisory business);

(b)	The Investment Company (relating to advisory services provided to registered mutual funds);

(c)	The Securities Act (relating to the offering of interests in managed funds);

(d)	The Securities Exchange Act and the Sarbanes-Oxley Act (relating to public companies and their investors, including insider trading prohibitions and reporting requirements);

(e)	The Gramm-Leach-Bliley Act (relating to privacy of client information);

(f)	The Bank Secrecy Act (relating to money laundering and transactions in currency); and

(g)	Securities laws and regulations of states and foreign jurisdictions in which Arrowstreet clients are located.

Each partner, board member and employee is expected to use good judgment and common sense in seeking to comply and to ask for advice when uncertain about what is required.

5.2	Insider Trading

It is against the law and Arrowstreet policy for any person subject to this Code to trade any security, either for a personal account or on behalf of a client or others, (i) while aware of material, non-public (“inside”) information relating to the security or the issuer and (ii) in breach of a duty of trust or confidence owed directly or indirectly to the issuer of that security or its shareholders or to any other person who is the source of the inside information. It may also be illegal, and it is a violation of Arrowstreet policy, to communicate inside information to someone else in breach of a duty of trust or confidence (known as “tipping”).

5.2.1	Concepts

Material Information

Material information is information that a reasonable investor would consider important in making his or her investment decision about an issuer or a security. Generally, this is information the disclosure of which will have an effect on the price of the securities. Examples of material information include revisions to previously published earnings estimates, merger or other significant transaction proposals, significant new products or technological discoveries, litigation, extraordinary turnover in management, impending financial or liquidity problems, and significant orders to buy or sell securities. Prepublication information regarding reports in the financial press may be material. Other types of information may also be material and as such no complete list can be given.

Non-Public Information

Information is “non-public” or “inside information” until it has been made available to investors generally, e.g., through the Dow Jones tape, the wire services or other media, or an SEC filing, and the market has had time to digest it. The amount of time required depends on the amount of attention paid to the issuer in the markets, varying from a couple of hours for the largest companies to several days in the case of thinly traded issues.

A “Duty of Trust or Confidence”

In addition to the sort of “insider” relationships – such as acting as a director of or adviser to the issuer – that impose this obligation, a “duty of trust or confidence” also exists in other circumstances such as the following:

•	Whenever a person agrees to maintain information in confidence;

•	Whenever one enters into a relationship the nature of which implies a duty to maintain the information in confidence; and

•

Whenever the person communicating the inside information and the person to whom it is communicated have a practice of sharing confidences, such that the recipient of the information knows or reasonably should know that the person communicating the inside information expects that the recipient will maintain its confidentiality. This may apply to family relationships as well as business relationships.

Ordinary research contacts by Arrowstreet personnel not involving the factors described above or other special circumstances should not result in a duty of trust or confidence. However, difficult legal issues may arise when, in the course of these contacts, Arrowstreet personnel become aware of material, nonpublic information. This could happen, for example, if an issuer’s chief financial officer prematurely discloses quarterly results to an analyst or an investor relations representative makes a selective disclosure of adverse news to a handful of investors. In any case where you believe you have learned material inside information, you should consult the Compliance Officer about your obligations.

5.2.2	Tender Offers

Information about a pending tender offer raises particular concerns, in part because such activity often produces extraordinary movements in the target company’s securities and in part because an SEC rule expressly prohibits trading and “tipping” while in possession of material, nonpublic information regarding a tender offer.

5.2.3	Penalties

Insider trading or improperly communicating inside information to others may result in severe penalties, including large personal fines and/or imprisonment. In addition such actions may expose Arrowstreet to fines as well as serious legal and regulatory sanctions. Arrowstreet views seriously any violation of these prohibitions and would consider it grounds for disciplinary action, including termination of employment.

5.2.4	Judgments and Concerns about Inside Information

Judgments in this area tend to be made with hindsight. It is particularly unwise to make them on your own, without the input of a disinterested person. Anyone who is unsure whether the insider trading prohibitions apply to a particular situation should:

•	Report the circumstances immediately to the Compliance Officer;

•	Refrain from any trading activity in the respective security on behalf of clients or personally; and

•	Not communicate the inside information to anyone inside or outside of Arrowstreet with the exception of the Compliance Officer.

6.	Additional Fiduciary Obligations

6.1	In General

As fiduciaries, each Arrowstreet employee must place client interests first, avoiding actual and apparent conflicts of interest between personal and client matters even if not expressly prohibited by law. No person covered by this Code may:

☐ Employ any device, scheme or artifice to defraud a client;

•	Make any untrue statement of material fact or material omission in communications to clients;

•	Engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon a client; or

☐ Engage in any manipulative practice with respect to a client.

The scope of these prohibitions is very broad. It covers taking advantage of client transactions or information for the benefit of a personal or Arrowstreet proprietary account, including such practices as “scalping,” “front-running,” and (with respect to investment companies advised by Arrowstreet) “market timing.” In addition, one may not take advantage for the benefit of a personal or Arrowstreet proprietary account of an investment opportunity that is presented because of client activity and, therefore, properly belongs to the client.

In addition, Arrowstreet or any director, officer or employee of Arrowstreet, for its, his or her own account, is prohibited from knowingly purchasing or selling a security or other asset from or to a client account.

In general, investment opportunities (including allocation of partially-filled block trades) must be allocated fairly between client accounts on one hand and personal and other Arrowstreet proprietary accounts on the other. Hedge funds and other collective investment vehicles managed by Arrowstreet in which Arrowstreet personnel invest or from which Arrowstreet receives a performance fee or carried interest are considered to be proprietary accounts for these purposes.

When Arrowstreet serves as an investment adviser to an investment company, Arrowstreet and its personnel are bound by any restrictions imposed on such an adviser as disclosed in the applicable prospectus and other fund documents.

All personnel are required to disclose in writing to the Compliance Officer any situation that creates an actual or apparent conflict between their interests and those of Arrowstreet or any of its clients.

6.2	Additional Responsibilities for Investment Personnel

Many of Arrowstreet’s investment professionals are members of (or candidates for) the CFA Institute, including Chartered Financial Analyst® (“CFA®”) charterholders. As such, there are additional responsibilities incumbent upon CFAs and candidates to comply with the CFA Institute’s Code of Ethics.

The following rules and responsibilities apply to Arrowstreet’s CFAs, candidates for a CFA and all other research and investment personnel:

6.2.1	Suitability

Arrowstreet has a general fiduciary obligation to ensure that the investment advice or management it provides is suitable for a particular client. When accepting a new client, a reasonable inquiry must be made into the client’s investment experience, risk and return objectives, and financial constraints. These issues must also be reassessed regularly.

All investment personnel must ensure that each investment decision adheres to the client’s written objectives, mandates, strategies, and constraints.

6.2.2	Performance Presentation

When communicating investment performance information, investment personnel must make reasonable efforts to ensure that it is fair, accurate and complete.

6.2.3	Investment Analysis

Investment personnel must exercise diligence, independence and thoroughness in analyzing investments, making investment recommendations and taking investment actions. They must also have a reasonable basis, supported by appropriate research, for any investment analysis, recommendation or action.

Investment personnel must communicate to clients and prospective clients the basic format and general principles of the investment processes used at Arrowstreet to analyze investments, select securities and construct portfolios, and must promptly disclose any changes that might materially affect those strategies. Investment personnel and marketing representatives should endeavor to provide as much transparency about the investment process and changes to that process as possible without compromising the need to maintain as proprietary many elements of the investment process. When in doubt, senior members of Arrowstreet’s investment teams should be consulted before any information is divulged on an external basis. It is also necessary to distinguish between fact and opinion in the presentation of investment analysis and recommendations.

Records to support investment analysis, recommendations, actions and other investment-related communications with clients and prospective clients must be maintained.

6.2.4	Disclosure of Referral Fees

It is Arrowstreet’s current policy not to pay referral fees or commissions to Arrowstreet employees who solicit clients on behalf of the firm.

6.2.5	Responsibilities of Supervisors

Investment personnel must make reasonable efforts to detect and prevent violations of applicable laws, rules, regulations, and the CFA Institute’s Code of Ethics.

6.2.6	Additional Responsibilities for CFA® Charterholders

CFA members must not engage in any conduct that compromises the reputation or integrity of the CFA Institute or the CFA designation or the integrity, validity, or security of the CFA examinations.

When referring to the CFA Institute, the CFA designation and the CFA program, members and candidates must not misrepresent or exaggerate the meaning or implications of membership in CFA Institute, holding the CFA designation, or candidacy in the CFA Program.

7.	Gifts

Accepting gifts is improper when it would compromise, or could be viewed reasonably as compromising, a person’s ability to make objective and fair business decisions that are in the best interests of Arrowstreet and its clients. Similarly, providing gifts may be improper when the gift appears to be an attempt to secure business through improper means or to gain a special advantage in a business relationship. Accordingly, it is Arrowstreet’s policy that no officer, director, employee, partner or member of Arrowstreet (or its affiliates, as applicable), while acting for or on behalf of Arrowstreet, its affiliates or its clients (or otherwise representing Arrowstreet or its affiliates), shall provide to, or seek or accept gifts, favors, preferential treatment or special arrangements from (collectively referred to as “Gifts”), any client or prospective client of Arrowstreet, or any broker, dealer, investment adviser, financial institution or other supplier of goods and services to Arrowstreet or its affiliates. For greater clarity, acceptance of Gifts such as tickets for sporting events or concerts (including tickets for purchase at a discount, face value or otherwise), or acceptance of invitations to attend similar social gatherings from any client or prospective client of Arrowstreet, or any broker, dealer, investment adviser, financial institution or other supplier of goods and services to Arrowstreet is expressly prohibited.

Except as provided above, and unless apparently intended to influence the recipient’s judgment in an Arrowstreet matter, the following Gifts are not prohibited:

•

Receipt of Gifts of small value, usually in the nature of reminder advertising, such as pens, calendars etc which in the aggregate do not exceed $50 in value in any one calendar year for any individual employee;

•

Occasional participation in lunches and dinners conducted for business purposes (whether providing or receiving such meal) that is not so frequent, so costly or so expensive as to raise any questions of impropriety;

•	Attendance at educational seminars; and

Any other benefit approved in writing by the Compliance Officer, President or Chief Investment Officer.

Many state and local governments, as well as U.S. Department of Labor rules applicable to unions and certain regulations applicable to broker-dealers, restrict gratuities to, and entertainment of, representatives of governmental benefit plans. The rules vary in different jurisdictions; in some instances, the dollar thresholds above which gratuities or entertainment are unlawful may be quite low. Accordingly, no Gift (including business meals) in any amount should be provided to representatives of governmental or union pension plans, or to brokers or broker-dealer firms, without the approval of the Compliance Officer.

It is recommended that all personnel of Arrowstreet and its affiliates consult the Compliance Officer or President for approval prior to providing or accepting any Gifts that could be construed to violate this Section 7. Personnel of Arrowstreet and its affiliates are required to disclose the receipt and/or provision of any Gifts, other than those excluded above, in the Quarterly Report of Transactions form (Appendix D and Appendix E, as applicable).

8.	Outside Business Activities

All personnel must report promptly to the Compliance Officer, using the form in Appendix A, any employment or business relationship outside the scope of their position with Arrowstreet for which compensation is received. This includes part-time jobs and other activities if compensated. Further, any activity whereby an employee provides investment advice or other securities-related functions, such as acting as a broker or finder, must be disclosed, whether or not compensated. Such outside activities include but are not limited to the following:

•	Teaching;

•	Consulting;

•	Business association with any person not associated with Arrowstreet;

•	Service on the board of directors of any organization (Service as director of a public company is prohibited);

Professional practices; and

Presentations at seminars and conferences

The Compliance Officer and senior management will review this disclosure for potential conflicts of interest and may approve, restrict or disapprove the activity in their discretion. Compensation received by an employee for certain types of outside business activities may be required to be paid to Arrowstreet.

9.	Personal Securities Trading by Access Persons

9.1	In General

Access Persons are required to obtain pre-clearance of transactions in “Securities” that they “Beneficially Own,” as described below. They are also required to provide Arrowstreet with reports of such Securities transactions and holdings.

9.2	Definitions

The following definitions apply to this Section 9:

“Beneficial Ownership” means a direct or indirect pecuniary (financial) interest held by the Access Person. Indirect interests include the pecuniary interest of any Member of the Family of the Access Person, certain family trusts, family custodial accounts, entities controlled by the Access Person, portfolios from which the Access Person may receive a performance fee, and other circumstances in which the Access Person may profit, directly or indirectly through any contract, arrangement, understanding, relationship, or otherwise, from transactions in the respective Securities, as defined further in SEC Rule 16a-1(a)(2).

“Member of the Family” of an Access Person includes (i) the Access Person’s spouse or domestic partner (unless s/he does not live in the same household as the Access Person and the Access Person does not contribute in any way to his or her support), (ii) the Access Person’s children under the age of 18 and any other child who lives in the same household or for whose support the Access Person contributes, and (iii) any of the following who live in the Access Person’s household: his or her stepchildren, grandchildren, parents, stepparents, grandparents, brothers, sisters, parents-in-law, sons-in-law, daughters-in-law, brothers-in-law and sisters-in-law, including adoptive relationships.

“Reportable Fund” means any registered investment company (i) for which Arrowstreet serves as an investment adviser or (ii) whose investment adviser or principal underwriter controls, is controlled by, or is under common control with Arrowstreet. (The Compliance Officer will maintain a list of such funds.)

“Security” means any note, stock, security future, bond, debenture, investment contract, voting-trust certificate, certificate of deposit for a security, any put, call, straddle, option, or privilege on any security or on any group or index of securities, or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument described in Section 2(a)(36) of the Investment Company Act or commonly known as a “security,” except that “Security” does not include: (i) direct obligations of the Government of the United States, (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements, (iii) money market fund shares, (iv) shares issued by registered open-end investment companies that are not “Reportable Funds” and (v) units of unit investment trusts that do not invest in Reportable Funds.

9.3	Pre-clearance Requirement

Except as provided in Section 9.3.1, each Access Person must obtain written pre-clearance from the Compliance Officer before any person effects any transaction in a Security of which the Access Person has (or as a result of which transaction s/he acquires) Beneficial Ownership. In the Compliance Officer’s absence, an Access Person shall seek pre-clearance from the President of Arrowstreet. For this purpose, “transaction” means any acquisition or disposition of Beneficial Ownership, which includes but is not necessarily limited to purchases, sales, pledges, and writing options with respect to the Security.

9.3.1	Exceptions to Pre-clearance Requirement

Pre-clearance is not required for the following transactions:

•	Gifts;

•	Transactions in instruments that are not “Securities,”

•	Transactions in an account over which the Access Person has no direct or indirect influence or control;

•	Transactions effected pursuant to an automatic investment plan, so long as pre- clearance is obtained for the establishment of, and for any change in, the plan;

•	Purchases of Securities upon the exercise of rights issued to the Access Person by an issuer pro rata to all holders of a class of its securities, and sales of such rights so acquired; and

•	Transactions in securities issued by the Adviser or any of its affiliates

Please note that a transaction may need to be reported under Section 9.4 below, whether or not preclearance was required.

9.3.2	Pre-clearance Form

The pre-clearance form (Appendix C) should be used to submit information about a proposed transaction to the Compliance Officer. The Compliance Officer will promptly notify each individual of approval or denial orally or in writing. Approval is valid for 3 business days from the date given, unless sooner revoked. Notification from the Compliance Officer must be kept strictly confidential.

9.3.3	Grounds for Denying Pre-clearance

The Compliance Officer may deny or impose conditions on pre-clearance of any proposed transaction if in her opinion it would be, or would appear to be, inconsistent with the legal or fiduciary obligations of Arrowstreet or its personnel. Reasons for denying pre-clearance may be confidential, and no reason need be stated. Reasons for denying pre-clearance may include, but are not limited to:

•	The proposed transaction would occur within a short time before or after any client has traded in the same or a related Security;

•	The proposed transaction would occur while the same or a related Security is under consideration for an transaction in a client account;

•	The Security is to be acquired in an initial public offering or a private placement;

•	Arrowstreet or any of its personnel have a duty of trust or confidence to the issuer of the Security;

•	Short sales in a security that an Arrowstreet client holds long;

•	Price based limit orders or

•	Large holdings in any one company

The Compliance Officer is entitled to take any relevant consideration into account in determining whether to grant or deny pre-clearance. Among other things, she may determine that preclearance is warranted notwithstanding any of the factors listed above if the proposed transaction is unlikely to affect a highly liquid market for the respective Security. The Compliance Officer may revoke a pre-clearance at any time after it is granted and before the transaction is effected.

9.3.4	Short Term Trading

No Access Person may effect opposite way transactions (i.e. buying and selling or short selling and buying) within a 60-calendar day window in any Security of which he or she has Beneficial Ownership.

9.3.5	Personal Risk

Arrowstreet’s compliance procedures may add to the risks involved in trading in short sales or derivative instruments by impeding quick trading decisions often required when trading in these markets. It is important that each Access Person is aware that any financial losses incurred as a result of denial of pre-clearance or other aspects of Arrowstreet’s compliance policy will not be reimbursed by Arrowstreet.

9.4	Access Person Reporting Requirements

9.4.1	Initial and Annual Holdings Reports

No later than 10 days after becoming an Access Person, whether through outside hiring or internal transfer, and (2) during the month of July each year, every Access Person shall (except as provided in subsection 9.4.3 below) provide a written report to the Compliance Officer of the following information (which must, respectively, be current (1) not more than 45 days before the date on which the person became an Access Person and (2) as of June 30 of the respective year), as indicated in Appendix F:

(a)	The title and exchange ticker symbol or CUSIP number, type of security and number of shares or principal amount of each Security in which the Access Person had any Beneficial Ownership (alternatively, the Access person may request that duplicate brokerage account statements be sent to the attention of the Compliance Officer);

(b)	The name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held in which the Access Person has Beneficial Ownership; and

9.4.2	Quarterly Transaction and Broker Account Reports

No later than 30 days after the end of each calendar quarter, every Access Person shall (except as provided in subsection 9.4.3 below) report to the Compliance Officer the following information, as indicated in Appendix D or Appendix E, as applicable1

(a)	With respect to each transaction of any type during the quarter in a Security in which the Access Person had Beneficial Ownership:

(i)	The date of the transaction, the title and exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares or the principal amount of each Security involved;

(ii)	The nature of the transaction (i.e., purchase, sale or other type of acquisition or disposition);

(iii)	The price of the Security at which the transaction was effected;

(iv)	The name of the broker, dealer or bank with or through which the transaction was effected; and

(b)	With respect to each account maintained by the Access Person in which any securities (including any that are excluded from the definition of “Security” in Section 2.9.2 above) were held during the quarter in which the Access Person had any direct or indirect Beneficial Ownership:

(i)	The name of the broker, dealer or bank with which the Access Person established the account;

[1]

Access Persons who provide copies of confirmations of trades and periodic brokerage statements to the Compliance Officer need only certify that no other Securities transactions took place during the quarter, provided that such confirmations and periodic statements (i) are provided to the Compliance Officer by the deadline required for the quarterly report in which the transactions or brokerage accounts must be reported and (ii) include all information required under Section 9.4.2 of this Code.

(ii)	The date the account was established; and

(c)	The Access Person shall also instruct each such broker, dealer or bank to send copies of all confirmations of trades and periodic account statements directly to the Compliance Officer at the same time they are sent to the Access Person.

(d)	Access Persons shall report the receipt and/or provision of Gifts in accordance with the Gift policy set forth in Section 7 above.

9.4.3	Exception to Reporting Requirements

An Access Person need not submit any report with respect to transactions effected for, and Securities held in, any account over which the Access Person has no direct or indirect influence or control or for accounts with automatic investment program purchases.

9.4.4	Review of Reports

The Compliance Manager will review transactions and holdings reports received within a reasonable time after receipt and will carry out periodic testing procedures designed to provide reasonable assurance that the transactions and holdings reported are not in violation of this Code. Such procedures will not only review compliance with internal policies but will also review whether personal trades were made at the detriment of client trading activities. The Compliance Manager is responsible for communicating all potential issues noted to the Compliance Officer for further investigation and resolution.

10.	Annual Acknowledgement

The Compliance Officer is responsible for furnishing copies of this Code and all amendments hereto to all Arrowstreet personnel. Annually, each person subject to this Code of Ethics is required to sign the Annual Acknowledgement form (Appendix B), which certifies that he or she has read and understood this Code of Ethics and any amendments and that he or she has complied with this Code to date.

11.	Duty to Report Violations

Each person should ask questions, seek guidance, and express any concerns regarding compliance with this Code or any of Arrowstreet’s other policies. Anyone who believes that any person has engaged or is engaging in conduct that violates applicable law or this Code should promptly report that information to the Compliance Officer or the President, who in turn must report it to the Compliance Officer. The Compliance Officer will be responsible for notifying the Arrowstreet Board and furnishing any information appropriate to address any violation.

12.	Accountability for Violations of this Code

Failure to comply with the standards required by this Code will result in disciplinary action that may include, without limitation, reprimands, warnings, probation or suspension without pay, demotions, reductions in salary, selling of positions, disgorgement of profits, discharge or removal, and restitution. Certain violations may be referred to public authorities for investigation or prosecution. Moreover, any supervisor who directs or approves of any conduct in violation of this Code, or who has knowledge of such conduct and does not promptly report it, also will be subject to disciplinary action, up to and including discharge.

13.	Record Keeping Arrowstreet shall maintain the following records concerning the administration of this Code:

(a)	In an easily accessible place, a copy of this Code of Ethics (and any prior code of ethics that was in effect during the past five years);

(b)	A record of any violation of this Code and of any action taken as a result of such violation, for a period of five years following the end of the fiscal year in which the violation occurs;

(c)	A copy of each report (or brokerage confirmation or statement in lieu of a report) submitted under Section 9 of this Code for a period of five years from the end of the fiscal year in which the report was submitted, provided that for the first two years such reports must be maintained and preserved in an easily accessible place (and, to the extent required by law, such records shall be maintained electronically in an accessible computer database);

(d)	A list of all persons who are, or within the past five years were, required to make or required to review, reports pursuant to Section 9 of this Code of Ethics.

(e)	A copy of each report provided to the board of any investment company client as described in Section 14, for a period of five years following the end of the fiscal year in which the report is made, provided that for the first two years such record will be preserved in an easily accessible place;

(f)	A written record of any decision, and the reasons supporting any decision, to approve the trade by an Access Person of any security for a period of five years following the end of the fiscal year in which the approval is granted.

A record of the written acknowledgment of the receipt of this Code and of any amendment hereto provided by each person who is or was subject to this Code of Ethics at any time during the prior five years.

All such records shall be maintained in an easily accessible place which shall, for at least the first two years be Arrowstreet’s office. Electronic records will be maintained on servers accessible by that office.

14.	Review by Board of Directors of Arrowstreet

On an annual basis, the Compliance Officer will report to the Arrowstreet Board on:

(a)	All existing procedures concerning Access Persons’ personal trading activities and any procedural changes made during the past year;

(b)	Any recommended changes to the Code or procedures; and

(c)	A summary of any material violations, not previously reported to the Arrowstreet Board, during the past year where remedial action was taken.

15.	Reports to Mutual Funds Boards

At least annually, the Compliance Officer will furnish to the board of directors or trustees of any Arrowstreet client that is an investment company registered under the 1940 Act a written report that (a) describes any issues arising under the Code or related procedures since the last report to the such board, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations, and (b) certifies that Arrowstreet has adopted procedures reasonably necessary to prevent Access Persons from violating this Code.

16.	Confidentiality

All information provided to the Compliance Officer pursuant to this Code shall be kept confidential to the extent possible. However, effective resolution of reported matters, or SEC or other regulatory requirements, may necessitate the disclosure of certain information.

*    *    *

Appendix D

ARROWSTREET CAPITAL, LIMITED PARTNERSHIP

DISCLOSURE OF OUTSIDE BUSINESS ACTIVITIES

Name:

Date:

Name of Company:

Position Held:

Type of Activity:

Compliance Officer Response:

Appendix D

ARROWSTREET CAPITAL, LIMITED PARTNERSHIP

ANNUAL ACKNOWLEDGEMENT

This acknowledgement is required to be signed by each access person and returned to the Compliance Officer no later than January 15th each year.

I have read and understand the Arrowstreet Capital, Limited Partnership Code of Ethics, including the Insider Trading Policy set forth therein. I certify that I have to date, complied with and will continue to comply with the Code of Ethics as may be in effect from time to time. I understand that any violation of the Code of Ethics may lead to sanctions, including dismissal.

Signature:

Name:

Date:

Appendix D

ARROWSTREET CAPITAL, LIMITED PARTNERSHIP

PRE CLEARANCE FORM

Date of Request:

Name:

Signature:

I wish to pre-clear the following securities in accordance with the policies and procedures set forth in the Code of Ethics. I understand that I am required to submit this form to the Compliance Officer and will be notified verbally and in writing of approval or denial. I understand that I am not to trade in the following securities until I have expressly obtained approval from the Compliance Officer and that any such trades shall be subject to the provisions of the Code of Ethics.

Name of Security & Identifier	Buy/Sell	Quantity	Price	Broker	A/C #, Name	Resolution of Compliance Officer	Date of Resolution

Appendix D

ARROWSTREET CAPITAL, LIMITED PARTNERSHIP

QUARTERLY REPORT OF TRANSACTIONS

Quarter ended: [        ]

Name: (Typing your name after the “/s/” will be considered a valid signature for this report)

/s/

Date:

Code of Ethics and Insider Trading Policy Reminder:

Arrowstreet’s Code of Ethics and Insider Trading Policy prohibit all officers, directors, employees, partners and members of Arrowstreet and its affiliates (to the extent this Code does not conflict with any such affiliate’s existing compliance program); (ii) any other person that provides investment advice on behalf of Arrowstreet and is subject to Arrowstreet’s supervision and control; and (iii) Designated Consultants from trading either personally or on the behalf of others, while in the possession of material non-public information or communicating material non-public information to the public, or otherwise in contravention of the requirements of the Code of Ethics.

I acknowledge the above reminder and have read and understand the Code of Ethics and the Insider Trading Policy set forth therein. I represent that to the best of my knowledge, neither I, any member of my family, nor any trust, partnership or other entity under my direct or indirect influence or control has violated this policy.

I also hereby confirm that the disclosures contained below are accurate and complete for the quarter-ended [            ].

1.	Complete the table below for each transaction in Securities for which you have a Beneficial Ownership interest. (Consult the Code of Ethics for definitions of capitalized terms.)

☐	No changes since my last quarterly report

Name of Security (including interest rate and maturity, if applicable)	Buy/Sell	Quantity	Price	Broker, Dealer or Bank	A/C #	A/C Name	Date of Transaction

2.	If not already disclosed above, disclose below all new accounts established during the quarter in which you have any Beneficial Ownership interest (including accounts holding investments that are excluded from the term “Security” in the Code of Ethics, such as mutual fund only accounts.) If you closed an account during the quarter please note this as well.

Broker, Fund Company, Dealer or Bank	A/C #	A/C Name	Date Established	Date Closed	Dup. Statements Requested (Yes/No)

3.	Please describe in the table below any Gift (other than permissible Gifts under Section 7 of the Code of Ethics) offered or accepted by you from any client or prospective client of Arrowstreet, or any broker, dealer, investment adviser, financial institution or other supplier of goods and services to Arrowstreet or its clients (including Gifts such as tickets for sporting events, concerts or other similar social gatherings or if you were offered the opportunity to purchase tickets to such events (including tickets for purchase at a discount, face value or otherwise)):

Type of Gift Received	Name of Vendor or Supplier	Date of Receipt	Was this Activity Pre- Cleared? By Whom?

4.	Please described in the table below any Gift (or any other expenditure) to or for the benefit of any pension plan, pension plan official, or individual serving in a like capacity (other than permissible Gifts under Section 7 of the Code of Ethics):

Name of Gift Recipient	Type of Gift and Purpose	Amount of Expenditure	Date of Expenditure

Appendix F

ARROWSTREET CAPITAL, LIMITED PARTNERSHIP

QUARTERLY REPORT OF TRANSACTIONS – OUTSIDE DIRECTORS

Quarter ended: [            ]

Name: (Typing your name after the “/s/” will be considered a valid signature for this report)

/s/

Date:

Code of Ethics and Insider Trading Policy Reminder:

Arrowstreet’s Code of Ethics and Insider Trading Policy prohibit all officers, directors, employees, partners and members of Arrowstreet and its affiliates (to the extent this Code does not conflict with any such affiliate’s existing compliance program); (ii) any other person that provides investment advice on behalf of Arrowstreet and is subject to Arrowstreet’s supervision and control; and (iii) Designated Consultants from trading either personally or on the behalf of others, while in the possession of material non-public information or communicating material non-public information to the public, or otherwise in contravention of the requirements of the Code of Ethics.

I acknowledge the above reminder and have read and understand the Code of Ethics and the Insider Trading Policy. I represent that to the best of my knowledge neither I nor any member of my family, nor any trust, partnership or other entity under my direct or indirect influence or control has violated this policy.

I also hereby confirm that the disclosures contained below are accurate and complete for the quarter-ended [            ]

1.	Complete the table below for each transaction in Securities for which you have a Beneficial Ownership interest. (Consult the Code of Ethics for definitions of capitalized terms.)

☐	No changes since my last quarterly report

Name of Security (including interest rate and maturity, if applicable)	Buy/Sell	Quantity	Price	Broker, Dealer or Bank	A/C#	A/C Name	Date of Transaction

2.	If not already disclosed above, disclose below all new accounts established during the quarter in which you have any Beneficial Ownership interest (including accounts holding investments that are excluded from the term “Security” in the Code of Ethics.) For any accounts with automatic investment program purchases for which you seek to claim an exemption under Section 9.4.3 of the Code please indicate “yes” in the fifth column and for any accounts over which you do not exercise any control or influence and for which you seek to claim an exemption under Section 9.4.3 of the Code please indicate the name(s) of the control/influence person(s) in the sixth column.

Broker, Dealer or Bank	A/C#	A/C Name	Date Established	Automatic Investment? (yes/no)	Control/Influence Held by (if other than you)

3.	Disclose below any changes that took effect during the quarter to accounts in which you have any Beneficial Ownership interest (including accounts holding investments that are excluded from the term “Security” in the Code of Ethics.) For any accounts with automatic investment program purchases for which you seek to claim an exemption under Section 9.4.3 of the Code please indicate “yes” in the fifth column and for any accounts over which you do not exercise any control or influence and for which you seek to claim an exemption under Section 9.4.3 of the Code please indicate the name(s) of the control/influence person(s) in the sixth column.

Broker, Dealer or Bank	A/C#	A/C Name	Date of Change	Automatic Investment? (yes/no)	Control/Influence Held by (if other than you)	Nature of Change (Termination, no longer controlled by you, now influenced by you etc)

4.	Please describe in the table below any Gift (other than permissible Gifts under Section 7 of the Code of Ethics) offered or accepted by you from any client or prospective client of Arrowstreet, or any broker, dealer, investment adviser, financial institution or other supplier of goods and services to Arrowstreet or its clients (including Gifts such as tickets for sporting events, concerts or other similar social gatherings or if you were offered the opportunity to purchase tickets to such events (including tickets for purchase at a discount, face value or otherwise)):

Type of Gift Received	Name of Vendor or Supplier	Date of Receipt	Was this Activity Pre- Cleared? By Whom?

5.	Please described in the table below any Gift (or any other expenditure) to or for the benefit of any pension plan, pension plan official, or individual serving in a like capacity (other than permissible Gifts under Section 7 of the Code of Ethics):

Name of Gift Recipient	Type of Gift and Purpose	Amount of Expenditure	Date of Expenditure

Appendix F

ARROWSTREET CAPITAL, LIMITED PARTNERSHIP

INITIAL AND ANNUAL REPORT OF SECURITIES HOLDINGS

Year Ended:                                                                                                  (Annual Reports Only)

Name:

Signature:

Date:

Code of Ethics and Insider Trading Policy Reminder:

Arrowstreet’s Code of Ethics and Insider Trading Policy prohibit all officers, directors, employees, partners and members of Arrowstreet and its affiliates (to the extent this Code does not conflict with any such affiliate’s existing compliance program); (ii) any other person that provides investment advice on behalf of Arrowstreet and is subject to Arrowstreet’s supervision and control; and (iii) Designated Consultants from trading either personally or on the behalf of others, while in the possession of material non-public information or communicating material non-public information to the public, or otherwise in contravention of the requirements of the Code of Ethics.

I acknowledge the above reminder and have read and understand the Code of Ethics and the Insider Trading Policy. I represent that to the best of my knowledge neither I nor any member of my family, nor any trust, partnership or other entity under my direct or indirect influence or control has violated this policy.

I also hereby confirm that the disclosures contained below are accurate and complete as of                         .

1.	Complete the table below for each Security for which you have a Beneficial Ownership interest. (Consult the Code of Ethics for definitions of capitalized terms.)

Name of Security (including interest rate and maturity, if applicable)	Quantity	Current Price (per share)	Broker, Dealer or Bank	A/C #	A/C Name

2.	If not already disclosed above, disclose below all accounts in which you have any Beneficial Ownership interest (including accounts holding investments that are excluded from the term “Security” in the Code of Ethics.)

Broker, Dealer or Bank	A/C #	A/C Name	Date Established